Exhibit 99.1

Unify Reports First Quarter Fiscal 2006 Non-GAAP Operating Profit

Newly Acquired NavRisk Platform Generates 20 Percent Increase in Bookings

SACRAMENTO, Calif., – August 30, 2005 – Unify Corp. (OTC BB: UNFY) today announced financial results for its first quarter of fiscal 2006 ended July 31, 2005.

For the first quarter of fiscal 2006, total revenues were $2.7 million, consistent with total revenues for the first quarter of the prior year.  The Company reported non-GAAP income from operations of $21,000, compared to a $464,000 loss from operations in the same period last year. The non-GAAP results, reflected in the table at the end of this press release, exclude the earn-out payment and amortization of intangibles related to the acquisition of Acuitrek and the NavRisk platform in February 2005.

“For the first quarter of 2006, we achieved software and services revenues consistent with last year, grew NavRisk bookings by 20 percent sequentially, and as a result of operational restructuring in fiscal 2005, we had a significant reduction in expenses, which helped us achieve a non-GAAP operating profit for the quarter,” said Todd Wille, president and CEO of Unify.  “We saw continued adoption of Unify NXJ, particularly in our international markets, as well as pipeline growth for NXJ product and solution opportunities.”

Wille added, “We are pleased with the momentum we’re seeing with NavRisk, including significant new customer wins, most notably to one of the nation’s largest state risk pools, the renewal of existing customer licenses, and tremendous growth in the pipeline since the acquisition.  We remain on track with identifying broader market segments and delivering new product initiatives designed to grow the NavRisk business.”

“With our strategy to deliver applications to specialty markets and our success with the Acuitrek acquisition, we are exploring complementary market segments and application solutions for additional acquisition opportunities,” Wille concluded.

First quarter net loss was $139,000 or $0.00 loss per share, compared to a $474,000 or $0.02 loss per share in the same quarter of fiscal 2005.

During the first quarter cash decreased by $94,000 for total cash and cash equivalents of $3.6 million, compared to $3.7 million at April 30, 2005.

Reconciliation Table

Reconciliation of GAAP Loss from Operations to

Non-GAAP Income (Loss) from Operations

	Quarter Ended July 31, 2005	Quarter Ended July 31, 2004

GAAP Loss from Operations	$(121,000)	$(464,000)

Acquisition Related Adjustments :
Earn-out payment	112,000	—
Amortization of Intangibles	30,000	—
Non-GAAP Income (Loss) from Operations	$21,000	$(464,000)

Conference Call

Unify will hold its quarterly conference call on Aug. 30, 2005, beginning at 2 p.m. Pacific Time.  Listeners should dial 800-683-1575 prior to the start of the conference call.  The conference call will also be Webcast at www.unify.com. A replay of the conference call will be available until Sept. 6, 2005 by dialing 877-519-4471 and entering the passcode 6386456.

About Unify Corporation

Unify provides business process automation solutions, including market leading applications for specialty markets within the insurance and transportation industries.  Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information.  Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service.  Unify is headquartered in Sacramento, Calif., with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

This press release contains “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the Company’s forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the insurance industry, computer and software industries, domestically and worldwide, the Company’s ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company’s relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors and the Company’s ability to attract and retain employees in key positions. In addition, Unify’s forward looking statements should be considered in the context of other risks and uncertainties discussed in the Company’s SEC filings available for viewing on its web site at “Investor Relations,” “SEC filings” or from the SEC at www.sec.gov.

UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2005	April 30, 2005
Assets
Current assets:
Cash and cash equivalents	$3,581	$3,675
Accounts receivable, net	1,454	2,611
Prepaid expense & other current assets	535	656
Total current assets	5,570	6,942

Property and equipment, net	378	429
Other investments	214	214
Goodwill and intangible assets	1,683	1,739
Other assets	159	166
Total assets	$8,004	$9,490

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$601	$739
Current portion of long term debt	138	166
Other accrued liabilities	957	1,336
Accrued compensation and related expenses	557	721
Deferred revenue	2,528	3,220
Total current liabilities	4,781	6,182

Other long term liabilities	718	741

Commitments and contingencies

Stockholders’ equity:
Common stock	29	28
Additional paid in capital	63,725	63,588
Accumulated other comprehensive income	11	73
Accumulated deficit	(61,260)	(61,122)
Total stockholders’ equity	2,505	2,567
Total liabilities and stockholders’ equity	$8,004	$9,490

UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended July 31,
	2005	2004
Revenues:
Software Licenses	$1,168	$1,164
Services	1,558	1,569
Total revenues	2,726	2,733

Cost of Revenues:
Software licenses	139	83
Services	327	364
Total cost of revenues	466	447
Gross profit	2,260	2,286

Operating Expenses:
Product development	701	689
Selling, general and administrative	1,680	2,061
Total operating expenses	2,381	2,750

Loss from operations	(121)	(464)
Other income (expense), net	(6)	(16)
Loss before income taxes	(127)	(480)
Provision (recovery) for income taxes	12	(6)
Net loss	$(139)	$(474)

Net loss per share:
Basic	$0.00	$(0.02)
Dilutive	$0.00	$(0.02)
Shares used in computing net loss per share:
Basic	28,620	27,523
Dilutive	29,150	27,523